Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Announces Annual Meeting Voting Results

RESTON, Va, March 19, 2009 - Tier Technologies, Inc. (Nasdaq: TIER) today announced the voting results of the annual meeting of stockholders in Reston, VA, completed March 11, 2009.

Stockholders approved the re-election of six board members including Ronald L. Rossetti, Charles W. Berger, John J. Delucca, Morgan P. Guenther, Philip G. Heasley and David A. Poe. Stockholders approved the election of three new members of the board of directors; Mr. Daniel J. Donoghue, Mr. Michael R. Murphy and Mr. Zachary F. Sadek.

Ron Rossetti, Chairman and Chief Executive Officer stated, “We welcome the new members of the board and look forward to the continued implementation our strategic plan that focuses on the Electronics Payments business, reducing SG&A expenses and maximizing long-term stockholder value.”

In addition to voting for three new board members, stockholders voted to ratify the appointment of its independent auditor McGladrey & Pullen LLP.

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment solutions. Headquartered in Reston, Virginia, Tier Technologies serves over 3,000 electronic payment clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients. Through its subsidiary, Official Payments Corporation, Tier delivers electronic payment solutions for a wide range of markets. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company's ability to realize revenues from its business development opportunities; the timing and completion of the divestment of the Company's non-

core assets; and unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company's annual report on Form 10-K for the fiscal year ended September 30, 2008 filed with the SEC.